EXHIBIT 99.1

ENDEAVOUR INTERNATIONAL CORPORATION ANNOUNCES ADMISSION TO THE LONDON STOCK EXCHANGE

Admission to the Official List and to trading on the Main Market of the London Stock Exchange as a secondary listing

This press release constitutes an advertisement within the meaning of the Prospectus Rules of the UK Financial Services Authority, is not a prospectus and has been prepared solely in connection with Admission (as defined below). Investors should not acquire common shares of the Company (defined below) except on the basis of the information contained in the prospectus published by the Company in connection with Admission.

London– 12 December 2007: Endeavour International Corporation (“Endeavour” or the “Company"), an international oil and gas company whose principal activities include exploration, development and production of oil and gas in the North Sea, has published its prospectus in connection with the proposed secondary listing of its entire issued common share capital on the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange’s market for listed securities (“Admission").

It is expected that Admission will become effective and that dealings on the London Stock Exchange’s main market will commence at 8.00 a.m. on Monday 17 December.

The Company is not raising any funds or issuing any new shares in connection with Admission and, accordingly, the interests of existing shareholders of the Company will not be diluted as a result of the move to the Official List. There will remain 127,003,440 common shares in issue on Admission.

Copies of the Prospectus will be available free of charge at the Company’s registered office and in the United Kingdom at the offices of Ashurst, Broadwalk House, 5 Appold Street, London EC2A 2HA.

This announcement does not constitute an offer or invitation to any person to subscribe for or purchase any securities in the Company or any other entity.

The shares of the Company will also continue to trade on the American Stock Exchange.

The prospectus has been submitted to the UKLA’s Document Viewing Facility situated at: UK Listing Authority, The Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS.

For further details please contact:	William L. Transier Endeavour International Corporation 114 St. Martin’s Lane London WC2N 4BE England Tel: +44(0) 207 451 2350